Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports First Quarter Fiscal 2015 Results
Lynnfield, MA - February 17, 2015 - American Power Group Corporation (OTCQB: APGI), today announced results for the three months ended December 31, 2014. Highlights are as follows:
Financial Highlights:

•	December 31, 2014 backlog, which is exclusively vehicular related was $1.6 million, grew 63 percent during the quarter, and was 4.5X higher than the backlog at December 31, 2013.

•	Net sales for the three months ended December 31, 2014 decreased approximately $787,000 to $1.06 million due primarily to slower Canadian oil and gas conversions and delayed vehicular orders.

•
U.S. oil and gas stationary conversion revenue grew 110 percent or $427,000 to $882,000 which was offset by lower Canadian conversion revenue as our dealer/installer worked through a $750,000 initial stocking order placed during the three months ended December 31, 2013.

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North American vehicular conversion revenue decreased $445,000 or 86 percent compared to the prior year due to the timing of a large initial stocking order last year and delayed re-stocking orders from several dealers and customers impacted by the recent dramatic drop in diesel prices and tightening price spread between diesel and natural gas.

•	Closed a new $3.2 million expanded and extended bank credit facility as well as a $2 million capital raise with a strategic investor.

•	Booked into backlog $650,000 of new Latin America vehicular orders.
Operational Highlights:

Vehicular:	First EPA IUL approval for Volvo/Mack received in December 2014 for 28 engine families.

Vehicular:	Expanded sales and marketing initiative announced in October 2014 to include co-marketing relationships with large national and regional CNG and LNG fuel suppliers.

Vehicular:	Launched our first vocational severe-duty dual fuel gliders into the vehicular oil & gas and logging industries with a leader in Freightliner/Western Star Gliders - Harrison Truck Centers.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “Due to the economic and geo-political ramifications of increasing oil reserves and projected lower short-term growth in oil demand, the price of oil has dropped to the $50 per barrel range. This has resulted in a dramatic drop in diesel prices which have gone well

American Power Group Corporation Press Release
February 17, 2015

below the average $3.00 per gallon level projected by the energy experts just sixty days ago. While natural gas prices at the pump have remained relatively stable in the $2.00 to $2.25 per gallon range, the price spread between lower diesel prices and natural gas has tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent oil/diesel pricing and tighter price spreads have impacted inventory replenishment and implementation schedules of existing and prospective customers.”
Mr. Jensen added, “We now expect it could take several quarters for the global energy leaders to re-set oil production strategies going forward while some energy analysts are predicting oil prices have already bottomed out and are starting to increase in what will probably be a volatile recovery period. The diversity of APG’s dual fuel patented hardware and proprietary natural gas software is proving to be of strategic value during this unexpected dramatic drop in oil prices. Below are several notable areas for 2015 growth opportunities:

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Although a reduction in the number of oil and gas rigs operating in the U.S. and Canada is underway, the ability for APG to use conditioned well-head gas with a variety of diesel engines is expected to continue to attract APG dual fuel interest due to the positive impact we have on their operating margins. APG has qualified additional OEM diesel engine models during the first quarter for new oil and gas customers in Canada and now have two High-BTU dual fuel rigs operating in the North Dakota Bakken region where they have to address their excessive flared gas issues or face penalties and restrictions on new well site applications starting in May 2015. We are working with several gas technology companies who remove the heavy gases in an effort to produce an acceptable BTU for both stationary as well as vehicular opportunities. Both regions should provide new opportunities in 2015.

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APG’s first EPA IUL approval in December for the 2010-2012 Volvo & Mack SCR engines has helped pave the way for a much quicker EPA IUL test completion of the Detroit Diesel SCR engine for which we are awaiting EPA approval any day now. Historically, our OUL (Model Years 2009 and older) customers were typically smaller operators with fewer than two hundred trucks in their fleets. With new gliders and IUL approvals, we now have a handful of the Top 100 2014 For-Hire-Carriers, as ranked by Transport Topics, testing APG’s dual fuel solution. These customers operate fleet sizes ranging from 1,000 to 15,000 trucks. We believe that planned additional IUL engine approvals in 2015 will positively impact our ability to address the mid-size to larger trucking fleets.

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Our new relationships with some of the largest national and regional natural gas suppliers in the U.S. is gaining momentum and showing results. We are currently finalizing the joint deployment of multiple in-field dual fuel vehicular evaluations with high profile customers who were introduced by several of our natural gas supplier partners and who operate fleets ranging from 1,000 to 10,000+ units.

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Heavy-Haul and Severe-Duty Vocational Truck applications are going to become a new APG growth market in 2015. Last week, we announced APG’s dual fuel solution was selected by a prominent Freightliner/Western Star truck dealer for their new Severe-Duty dual fuel glider product line that is scheduled to ramp up by early summer. Currently, we have four severe-duty gliders operating in three different states supporting the demands in the oil and gas and logging industries. The construction industry is another vocational market showing increasing interest in APG’s dual fuel solution and we expect to have evaluation units on the road with a major truck manufacturer in the next ninety days.

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Our vehicular marketing efforts in Latin America have produced over $1 million in backlog with deliveries in four Latin American countries scheduled to begin in the March thru July time period. These prominent customers in global industries are expected to create follow-on orders during the balance of 2015.

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Sustainability customers are demanding their logistic subcontractors move to alternative fuels to reduce global emissions or risk losing transport market share regardless of the existing or future price spread. APG now has several dual fuel trucks on the road supporting this sustainability market niche.

Mr. Jensen concluded, “In the near term, we appreciate there will be customers that adopt a wait-and-see attitude before making their initial commitment to natural gas or commit to additional follow-on dual fuel related capital expenditures. This may impact our near-term outlook and results of operations. However, there are specific niche markets as discussed above in addition to many fleet owners who are looking for long term overall cost efficiencies and appreciate that it is only a matter of time before $3.50+ diesel prices return. We believe those who have the foresight to build competitive

American Power Group Corporation Press Release
February 17, 2015

strength in a down market will use 2015 to complete their dual fuel natural gas testing in order to hit the ground running for the next cycle of diesel prices. We will remain diligent in our focus to cultivate growth opportunities where our system can differentiate itself.”

Conference Call
Please join us today at 10:30 AM Eastern when we will discuss the results for the three months ended December 31, 2014. To participate, please call 1-888-337-8169 and ask for the American Power Group call using pass code 6798162. A replay of the conference call can be accessed until 11:50 PM on March 15, 2015 by calling 1-719-457-0820 and entering pass code 6798162.
Three Months ended December 31, 2014 Compared to the Three Months ended December 31, 2013
Net sales for the three months ended December 31, 2014 decreased $787,000 or 43 percent to $1,056,000 compared to net sales of $1,843,000 for the three months ended December 31, 2013. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to the $50 per barrel range which has resulted in a steady decrease in diesel prices during the three months ended December 31, 2014. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas.
North American stationary revenues for the three months ended December 31, 2014 were approximately $981,000 which was $341,000 or 26 percent lower as compared to the three months ended December 31, 2013. The decrease was primarily due to an initial $750,000 inventory stocking order placed by our new Canadian dealer/installer during the three months ended December 31, 2013 which were subsequently installed during the remainder of fiscal 2014.
Domestic vehicular revenues for the three months ended December 31, 2014 decreased $445,000 or 86 percent to $75,000 as compared to the three months ended December 31, 2013. The decrease was attributable to deferrals of new inventory stocking orders by several WheelTime member distributor/installers as well as several customers as they work through existing dual fuel inventories in light of the recent drop in U.S. oil prices and resulting tighter price spread between diesel and natural gas during the quarter.
During the three months ended December 31, 2014, our gross profit was $269,000 or 25 percent of net sales as compared to a gross profit of $902,000 or 49 percent of net sales for the three months ended December 31, 2013. The decrease was primarily due to decreased revenues as well as increased direct material costs associated with several functional upgrades and enhancements made to our dual fuel solution.
Selling, general and administrative expenses for the three months ended December 31, 2014 increased $43,000 or 4 percent to $1,035,000 as compared to $992,000 for the three months ended December 31 2013.
During the three months ended December 31, 2014, interest and financing expense increased $19,000 or 41 percent to $65,000 as compared to $46,000 for the three months ended December 31, 2013 due to increased borrowings and interest rates.
Our net loss for the three months ended December 31, 2014 increased $699,000 or 427 percent to $863,000 or ($0.02) per basic share as compared to a net loss of $164,000 or ($0.00) per basic share for the three months ended December 31, 2013. The calculation of net loss per share available for Common shareholders for the three months ended December 31, 2014 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $265,000 and a beneficial conversion feature of $255,000. The calculation of net loss per share available for Common shareholders for the three months ended December 31, 2013 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $245,000.

American Power Group Corporation Press Release
February 17, 2015

Condensed Consolidated Statements of Operations
	Three Months Ended December 31,
	2014	2013
Net sales	$1,056,000	$1,843,000
Cost of sales	787,000	941,000
Gross profit	269,000	902,000
Selling, general and administrative	1,035,000	992,000
Operating loss from continuing operations	(766,000)	(90,000)
Non-operating expense:
Interest and financing costs	(65,000)	(46,000)
Other, net	(32,000)	(28,000)
Other expense, net	(97,000)	(74,000)
Net loss	(863,000)	(164,000)
10% Convertible Preferred stock dividend	(265,000)	(245,000)
Series B, 10% Convertible Preferred stock beneficial conversion feature	(255,000)	—
Net loss available to common stockholders	$(1,383,000)	$(409,000)
Net loss from continuing operations per share - basic and diluted	$(0.02)	$0.00
Net loss per Common share - 10% Preferred Stock dividend	(0.01)	(0.01)
Net loss per Common share - Series B 10% Preferred Stock beneficial conversion feature	(0.01)	—
Net loss attributable to Common stockholders per share - basic and diluted	$(0.04)	$(0.01)

Weighted average shares outstanding - basic and diluted	50,747,000	48,395,000

Condensed Consolidated Balance Sheet Data
	December 31, 2014	September 30, 2014
Assets
Current assets	$4,186,000	$3,111,000
Property, plant and equipment, net	760,000	832,000
Other assets	4,586,000	4,579,000
	$9,532,000	$8,522,000
Liabilities and Stockholders' Equity
Current liabilities	$2,210,000	$2,430,000
Notes payable and related party notes payable, net of current portion	2,839,000	2,565,000
Obligations due under lease settlement, net of current portion	505,000	505,000
Stockholders' equity	3,978,000	3,022,000
	$9,532,000	$8,522,000

American Power Group Corporation Press Release
February 17, 2015

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last six consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2014 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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